Exhibit 99(a)

NEWS RELEASE

Cliffs Natural Resources Inc. Reports First-Quarter 2009 Results

•	Demand Environment and Seasonally Slow Quarter for North American Iron Ore Contribute to Consolidated Revenues of $465 Million, with Net Loss of $7.4 Million, or $0.07 Per Diluted Share

•	Asia Pacific Businesses Partially Offset Difficult Economic Conditions, Sonoma Coal Contributes $53 Million in Revenues and $29 Million in Sales Margin

•	Company Takes Additional Action in North American Coal Segment to Limit Full-Year Loss

CLEVELAND—April 29, 2009—Cliffs Natural Resources Inc. (NYSE: CLF) (Paris: CLF) today reported first-quarter results for the period ended March 31, 2009. Consolidated revenues in the seasonally slow first quarter were $464.8 million, down 6% from $494.4 million in the same quarter last year. The decrease was driven by lower year-over-year sales in Cliffs’ North American Iron Ore and North American Coal segments, partially offset by higher sales in Asia Pacific Iron Ore and a $53.3 million revenue contribution from Cliffs’ economic interest in Sonoma Coal.

Joseph A. Carrabba, Cliffs’ chairman, president and chief executive officer, said, “The value of our strategic efforts to diversify the enterprise in terms of geography, minerals and end-markets was evident in the first quarter of 2009. While our North American businesses are suffering from the dramatic drop in steel production in North America and Europe, our Asia Pacific businesses are performing quite well, given the difficult demand environment for steelmaking raw materials around the world.”

Operating income for the first quarter was $11.4 million, versus $42.6 million in the same quarter last year. Operating income was lower year over year due to reduced sales volumes in North American Iron Ore and North American Coal. Margins were also lower as a result of idle costs and reduced production tons. The Company noted that a focus on cost control and ongoing cash conservation helped it achieve a nearly 30% decrease in selling, general and administrative expenses to $31.8 million from $44.6 million in the first quarter last year.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Cliffs also noted that, in the first quarter of the previous year, its results did not include approximately $70 million of sales that would have been recognized if all iron ore price settlements had occurred in that period. The world iron ore settlements for pellets, lump and fines ultimately occurred in the second quarter of 2008.

First-quarter 2009 net loss was $7.4 million, or $0.07 per diluted share, down from net income of $16.7 million, or $0.16 per diluted share, in the first quarter of 2008. Cliffs said the net loss for the 2009 quarter reflected lower leverage over fixed costs in its North American business segments and a $9.1 million equity loss related to its investment in the Amapá Iron Ore Project. In addition, the Company’s tax rate in the first quarter of 2009 was approximately 40%, compared with 34.5% in the prior year’s first quarter. The increase in the effective rate is primarily due to a $0.5 million discrete tax item included in the first-quarter 2009 provision for income taxes.

North American Iron Ore

	Three Months Ended March 31,
	2009	2008(1)
North American Iron Ore (Long Tons)—In Thousands	2,013	2,744

Sales Margin—In Millions
Revenues from product sales and services	$188.3	$283.8
Cost of goods sold and operating expenses	203.3	214.2

Sales margin	$(15.0)	$69.6

Sales Margin—Per Ton
Revenues from product sales and services*	$76.50	$78.13
Cash cost**	75.55	49.24
Depreciation, depletion and amortization	8.40	3.53

Cost of goods sold and operating expenses*	83.95	52.77

Sales margin	$(7.45)	$25.36

(1)	2008 amounts and all per ton numbers have been adjusted for the $5.0 million of additional revenue associated with the iron ore pellet settlement prices that occurred in the second quarter of 2008.
*	Excludes revenues and expenses related to freight, which is offsetting and has no impact on operating results.
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

First-quarter 2009 North American Iron Ore pellet sales volume was 2.0 million tons, a 27% decrease from the 2.7 million tons sold in the first quarter of 2008. The decrease year over year in sales volume is attributed to lower demand for iron ore pellets as the North American steel industry has reduced steelmaking capacity utilization to between 40% and 45% in recent months. The Company also noted that, because of shipping constraints on the Great Lakes, its

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Iron Ore business is seasonally slower in the first quarter compared with other periods.

North American Iron Ore revenues per ton were $76.50 during the first quarter, down 2% from $78.13 (see footnote “1” under the North American Iron Ore table above) in the comparable quarter in 2008. Recognized revenues in the quarter were adversely impacted by sales factors including a drop in hot band steel prices, which resulted in an estimated $27 million reduction in expected payments, or $14 per ton, related to a supplemental payment adjustment that is part of a supply agreement Cliffs has with one of its North American Iron Ore customers. This adjustment was made based on estimated average annual hot band steel prices, which are expected to decline in 2009.

As a result of lower fixed cost leverage due to lower sales volume, cost per ton in North American Iron Ore was $83.95, up 59% from the year-ago quarter.

North American Iron Ore Production

	(In Millions)(1)
	Three Months Ended March 31,
	2009	2008
Total North American Iron Ore Mine Production	5.8	8.3

Cliffs Natural Resources Equity Share of Total Production	3.9	5.2

(1)	Long tons of pellets of 2,240 pounds

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Coal

	Three Months Ended March 31,
	2009	2008
North American Coal Sales (Short Tons)—In Thousands	494	998

Sales Margin—In Millions
Revenues from product sales and services	$56.5	$93.9
Cost of goods sold and operating expenses	85.3	96.4

Sales margin	$(28.8)	$(2.5)

Sales Margin—Per Ton
Revenues from product sales and services*	$95.34	$81.06
Cash cost**	134.00	70.14
Depreciation, depletion and amortization	19.64	13.43

Cost of goods sold and operating expenses*	153.64	83.57

Sales margin	$(58.30)	$(2.51)

*	Excludes revenues and expenses related to freight, which is offsetting and has no impact on operating results.
**	Cash cost per ton is defined as Cost of goods sold and operating expenses per ton less Depreciation, depletion and amortization per ton.

For the first quarter of 2009, metallurgical coal sales volume was 494,000 short tons, with average revenues per ton of $95.34. This compares with approximately one million tons in 2008, with average revenue per ton of $81.06. The lower sales volume year over year is the result of current market conditions impacting the demand for steel in both the United States and Europe.

Cliffs’ North American Coal business reported a loss of $28.8 million in sales margin on cost of goods sold of $153.64 per ton. The cost-per-ton increase from $83.57 realized in the first quarter of 2008 is primarily the result of lower operating leverage over fixed costs at the mines.

North American Coal Production

	(In thousands)(1) Three Months Ended March 31,
	2009	2008
Total North American Coal Mine Production	437	1,009

(1)	Short Tons of Coal of 2,000 Pounds

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Asia Pacific Iron Ore

	March 31,
	2009	2008(1)
Asia Pacific Iron Ore Sales (Tonnes)—In Thousands	2,200	2,094

Sales Margin—In Millions
Revenues from product sales and services	$166.7	$182.5
Cost of goods sold and operating expenses	109.2	100.1

Sales margin	$57.5	$82.4

Sales Margin—Per Tonne
Revenues from product sales and services	$75.77	$87.15
Cash cost*	37.55	41.16
Depreciation, depletion and amortization	12.09	6.64

Cost of goods sold and operating expenses	49.64	47.80

Sales margin	$26.13	$39.35

(1)

2008 actual revenue, cost of goods sold and all per tonne figures have been adjusted for the approximately $65 million of revenue and $4.0 million of additional cost associated with the iron ore lump and fines settlement prices that occurred in the second quarter of 2008.

*	Cash cost per tonne is defined as Cost of goods sold and operating expenses per tonne less Depreciation, depletion and amortization per tonne.

First-quarter 2009 Asia Pacific Iron Ore sales volume increased 5% to 2.2 million tonnes, compared with 2.1 million tonnes in the 2008 first quarter. The increase was primarily the result of Cliffs successfully placing additional tonnes with steelmakers in China with shipments that have historically gone to steelmakers in Japan. Cliffs indicated it is currently selling to customers under various provisional pricing arrangements that will be adjusted to reflect actual 2009 iron ore settlements for lump and fines ore when they occur.

Revenues per tonne for the first quarter decreased 13% to $75.77, compared with $87.15 (see footnote “1” under the Asia Pacific Iron Ore table above). As indicated above, the decrease was due to lower provisional pricing in the first quarter of 2009, compared with the settlement prices that occurred in 2008.

Per-tonne cost of goods sold in Asia Pacific Iron Ore increased 4% in the first quarter of 2009 to $49.64 from $47.80 (see footnote “1” under the Asia Pacific Iron Ore table above) in the first quarter of 2008. Costs were impacted by depreciation and amortization related to the acquisition of the remaining interest of the Asia Pacific Iron Ore business that Cliffs did not own in the comparable period last year, as well as increased shipping costs as a result of freight incentives to customers. On a cash basis, costs decreased to $37.55 per tonne for the quarter, down from $41.16 (see footnote “1” under the Asia Pacific Iron Ore table above) in the previous year. Cash cost per tonne was positively impacted by favorable exchange rate variances, combined with lower fuel and energy costs.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

First-quarter 2009 production in Asia Pacific Iron Ore was 1.7 million tonnes, approximately flat with the first quarter of 2008. On April 24, an unanticipated subsidence of a seawall currently under construction occurred at Cliffs’ Cockatoo Island joint venture in Western Australia. As a result, production from that mine will be delayed. Preliminarily, production is expected to resume in the fourth quarter of 2009 upon completion of the seawall. The Company previously anticipated production to resume at Cockatoo Island in the third quarter of 2009.

Asia Pacific Iron Ore Production

(Tonnes of Lump or Fines of 2,205 Pounds - In Millions)	Three Months Ended March 31
Mine	2009	2008
Koolyanobbing	1.7	1.8
Cockatoo Island*	—	0.1

Total	1.7	1.9

*	Cockatoo Island production reflects Cliffs Natural Resources’ 50% share

Sonoma Coal

In the first quarter of 2009, Cliffs’ share of sales volume for its 45% economic interest in Sonoma Coal was 383,000 tonnes. Revenues and sales margin generated for Cliffs were $53.3 million and $28.7 million, respectively. Cost per ton of $64.23 benefited from lower-than-expected contract mining costs and lower-than-previously-anticipated royalty payments, including a special royalty to Cliffs’ partner.

Liquidity

At quarter-end, Cliffs had $97.3 million of cash and cash equivalents and $600 million in available liquidity under its revolving credit facility. At Dec. 31, 2008, Cliffs had $179.0 million of cash and cash equivalents and $600 million in available liquidity under its revolving credit facility. Major uses of cash in the first quarter included $66.9 million in product inventories and $30.4 million in property, plant and equipment. In the quarter, Cliffs reported a use of cash from operations of approximately $45 million, an improvement of 63% from the cash used for operations in the first quarter of 2008. As the Company sells through inventories in the remaining three quarters of the year, it expects to generate cash from operations in 2009.

Cliffs noted that it collected approximately $50 million of cash during the quarter from customers in its North American Iron Ore segment for sales that will be recognized in future quarters.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Outlook

Cliffs’ priority in 2009 remains the generation and preservation of cash in order to maintain the highest degree of financial flexibility. As a result, the management team continues to take action to bring production levels at all of its businesses in line with current demand.

Negotiations for the benchmark settlements of iron ore pellets, lump and fines continue between major producers and major consumers. The soft global macroeconomic environment throughout the first quarter, including stagnant capacity utilization among steelmakers in North America, continues to negatively impact demand for steelmaking raw materials. As such, Cliffs cannot accurately predict its 2009 revenue generation from its iron ore businesses.

North American Iron Ore Outlook

For 2009, Cliffs said it has contractual obligations for approximately 18 million tons of sales volume. These commitments, combined with eventual revenue recognition of a previously disclosed 1.2 million tons deferred in 2008, total approximately 19 million tons of sales volume for 2009. This sales volume total assumes the Company will recognize “bill and hold” sales anticipated to occur in the fourth quarter of 2009. However, the Company acknowledges that the current environment is extremely uncertain and that there may be practical implications of Cliffs and its customers stockpiling physical inventories throughout the supply chain.

With annual price settlements for iron ore in 2009 not yet concluded, the Company is unable to provide guidance on average revenue per ton in its North American Iron Ore business segment. Cliffs has previously indicated its average 2009 revenue per ton in this segment will benefit from contractual base-price adjustments, lag-year adjustments and price caps and floors contained in most of its current supply agreements. Actual realized average revenue per ton will ultimately depend on sales volume mix, World Pellet Prices, producer price indices and/or steel prices (all of which are factors in the Company’s formula-based pricing in the North American Iron Ore business segment).

Cliffs said it is currently operating at an annualized production rate of approximately 15 million equity tons. In total, all owned or managed North American Iron Ore mines are operating at an annualized rate of approximately 50% of 38.1 million tons of capacity. Equity production across the Company’s North American Iron Ore mine portfolio is approximately 58% of 25.5 million tons of capacity, compared with non-equity production of approximately 35% of 12.6 million tons of capacity.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

North American Iron Ore 2009 cost per ton is expected to be $70 to $80. The expected increase from 2008 cost per ton is the result of reduced leverage over fixed costs resulting from lower year-over-year production levels.

North American Coal Outlook

In addition to actions announced in mid-April to match production with demand, the Company said it is deferring mine development activities at both the Pinnacle Complex in West Virginia and the Oak Grove Mine in Alabama.

Carrabba added, “The decision to defer development work was not taken lightly and may impact our ability to substantially increase future metallurgical coal production upon any positive change in supply-demand dynamics. However, we have already done a significant amount of work to support current demand levels, and in the current economic environment, cash conservation and preserving Cliffs’ financial flexibility must be our management team’s top priority.”

Cliffs expects the business segment to produce and sell approximately two million tons of coal for the year at average revenue of approximately $100 per ton, which includes production earmarks to fulfill obligations for tons deferred as a result of past production disruptions. Lower expected year-over-year volume and the related reduction in leverage over fixed costs, combined with significant depreciation and amortization in the segment, are expected to result in average cost of sales per ton in 2009 of $125 to $135.

Asia Pacific Iron Ore Outlook

Asia Pacific Iron Ore 2009 sales volume is expected to be 8.0 million tonnes, with production of 8.2 million tonnes. With annual price settlements for iron ore in 2009 not yet concluded, the Company is currently unable to provide guidance on average revenue per tonne in its Asia Pacific Iron Ore business segment. Cliffs expects Asia Pacific Iron Ore costs per tonne of approximately $45 to $55.

Sonoma Coal Project Outlook

Cliffs has a 45% economic interest in the Sonoma Coal Project and expects total production of approximately 3.1 million tonnes for 2009, down from a previous production estimate of 3.5 million tonnes. Sonoma is expected to have sales volume of 3.3 million tonnes and an approximate 60%/40% mix between thermal and metallurgical coal, respectively. Per-tonne costs at Sonoma are expected to be $75 to $85, down from a previous expectation of $85 to

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

$95. The decrease from previous expectations is a result of lower-than-anticipated contract mining costs and royalties.

Amapá Iron Ore Project Update

Year to date, the Amapá Iron Ore Project management team has demonstrated improving operating metrics, including plant recovery, concentrate production and safety. As a result, the project is making progress toward ramping production. In the first quarter of 2009, equity loss related to the project was $9.1 million. Cliffs has previously provided a full-year estimate of $50 million to $60 million in equity losses related to the project.

SG&A Expenses and Other Expectations

The Company continues to take action to optimize its management structure, including some headcount rationalization, and to control costs. As a result, Cliffs is reducing its 2009 SG&A expense estimate to $140 million from a previous estimate of approximately flat to slightly down from the 2008 level of $160 million. Cliffs anticipates an effective tax rate of approximately 25% for the year. The Company has also revised its 2009 capital expenditures estimate to $130 million, down from a previous estimate of approximately $200 million. Depreciation and amortization for the year is expected to be $210 million.

Cliffs will host a conference call to discuss its first-quarter 2009 results tomorrow, April 30, 2009, at 10 a.m. ET. The call will be broadcast live on Cliffs’ website: www.cliffsnaturalresources.com. A replay of the call will be available on the website for 30 days.

To be added to Cliffs Natural Resources e-mail distribution list, please click on the link below:

http://www.cpg-llc.com/clearsite/clf/emailoptin.html

About Cliffs Natural Resources Inc.

Cliffs Natural Resources (NYSE: CLF) (Paris: CLF) is an international mining and natural resources company. We are the largest producer of iron ore pellets in North America, a major supplier of direct-shipping lump and fines iron ore out of Australia and a significant producer of metallurgical coal. With core values of environmental and capital stewardship, our colleagues across the globe endeavor to provide all stakeholders operating and financial transparency as embodied in the Global Reporting Initiative (GRI) framework. Our Company is organized through three geographic business units:

The North American business unit is comprised of six iron ore mines owned or managed in Michigan, Minnesota and Eastern Canada, and two coking coal mining complexes located in West Virginia and Alabama. The Asia Pacific business unit is comprised of two iron ore mining complexes in Western Australia and a 45% economic interest in a coking and thermal coal mine in Queensland, Australia. The South American business unit includes a 30% interest in the Amapá Project, an iron ore project in the state of Amapá in Brazil, as well as a number of smaller greenfield projects not yet in production.

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Over recent years, Cliffs has been executing a strategy designed to achieve scale in the mining industry and focused on serving the world’s largest and fastest growing steel markets.

News releases and other information on the Company are available on the Internet at:

http://www.cliffsnaturalresources.com or

www.cliffsnaturalresources.com/Investors/Pages/default.aspx?b=1041&1=1

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This news release contains predictive statements that are intended to be made as “forward-looking” within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Although we believe that our forward-looking statements are based on reasonable assumptions, such statements are subject to risk and uncertainties.

Actual results may differ materially from such statements for a variety of reasons, including: the impact of the global economic crisis on the North American and global integrated steel industry; the length and extent of any potential and current production curtailments at both our customer’s facility and at our iron ore and coal mining operations; changes in the sales volumes or mix; the impact of any decreases in international prices for iron ore and/or metallurgical coal resulting from the global economic crisis; the impact of price-adjustment factors on our sales contracts; changes in demand for iron ore pellets by North American integrated steel producers, or changes in Asian iron ore demand due to changes in steel utilization rates, operational factors, electric furnace production or imports into the United States and Canada of semi-finished steel or pig iron; the impact of consolidation and rationalization in the steel industry; availability of capital equipment and component parts; availability of float capacity; the impact of the global economic crisis on the availability and cost of capital, our ability to maintain adequate liquidity and on our ability to access the capital markets; changes in the financial condition of the Company’s partners and/or customers; rejection of major contracts and/or venture agreements by customers and/or participants under provisions of the U.S. Bankruptcy Code or similar statutes in other countries; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; inability to achieve expected production levels; reductions in current resource estimates; the investment performance of our pension and other postretirement benefit plans, which could increase our plan costs; impacts of increasing governmental regulation including failure to receive or maintain required environmental permits; problems with productivity, third party contractors, labor disputes, weather conditions, fluctuations in ore grade, tons mined, changes in cost factors including energy costs, transportation, mine closure obligations and employee benefit costs; the ability to identify, acquire and integrate strategic acquisition candidates; risks associated with operations in multiple countries; limited trading of our shares on NYSE Euronext Paris and the effect of these various risks on our future cash flows, debt levels, liquidity and financial position.

Reference is also made to the detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, set forth in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and previous news releases filed with the Securities and Exchange Commission, which are publicly available on Cliffs Natural Resources’ website. The information contained in this document speaks as of the date of this news release and may be superseded by subsequent events.

SOURCE: Cliffs Natural Resources Inc.

INVESTOR AND FINANCIAL MEDIA CONTACTS:

United States

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

Steve Baisden

Director, Investor Relations and Corporate Communications

(216) 694-5280

steve.baisden@cliffsnr.com

Christine Dresch

Manager – Corporate Communications

(216) 694-4052

christine.dresch@cliffsnr.com

France

NewCap

Financial Communication and Investor Relations

Simon Zaks / Pierre Laurent

+ 33 (0)1 44 71 94 94

szaks@newcap.fr / plaurent@newcap.fr

MICHIGAN MEDIA CONTACT:

Dale Hemmila

District Manager, Public Affairs-Michigan

906-475-3870

MINNESOTA MEDIA CONTACT:

Maureen Talarico

District Manager, Public Affairs-Minnesota

218-279-6120

WEST VIRGINIA/ALABAMA MEDIA CONTACT:

James Kosowski

District Manager, Public Affairs-West Virginia and Alabama

304-256-5224

– FINANCIAL TABLES FOLLOW –

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF UNAUDITED CONDENSED CONSOLIDATED OPERATIONS

	(In Millions, Except Per Share Amounts)
	Three Months Ended March 31,
	2009	2008
REVENUES FROM PRODUCT SALES AND SERVICES
Product	$421.1	$412.0
Freight and venture partners’ cost reimbursements	43.7	82.4

	464.8	494.4
COST OF GOODS SOLD AND OPERATING EXPENSES	(422.4)	(412.0)

SALES MARGIN	42.4	82.4
OTHER OPERATING INCOME (EXPENSE)
Royalties and management fee revenue	2.4	3.8
Selling, general and administrative expenses	(31.8)	(44.6)
Miscellaneous - net	(1.6)	1.0

	(31.0)	(39.8)

OPERATING INCOME	11.4	42.6
OTHER INCOME (EXPENSE)
Changes in fair value of derivative instruments, net	(3.3)	—
Interest income	3.4	5.6
Interest expense	(9.3)	(7.2)
Other non-operating income - net	0.5	—

	(8.7)	(1.6)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES AND EQUITY LOSS FROM VENTURES	2.7	41.0
PROVISION FOR INCOME TAXES	(1.1)	(14.3)
EQUITY LOSS FROM VENTURES	(9.2)	(6.9)

NET INCOME (LOSS)	(7.6)	19.8
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTEREST	(0.2)	3.1

NET INCOME (LOSS) ATTRIBUTABLE TO CLIFFS	(7.4)	16.7
PREFERRED STOCK DIVIDENDS	—	(0.9)

INCOME (LOSS) APPLICABLE TO COMMON SHARES	$(7.4)	$15.8

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - BASIC	$(0.07)	$0.18

EARNINGS (LOSS) PER COMMON SHARE ATTRIBUTABLE TO CLIFFS SHAREHOLDERS - DILUTED	$(0.07)	$0.16

AVERAGE NUMBER OF SHARES
Basic	113.2	89.9
Diluted	113.2	104.9

CASH DIVIDENDS PER SHARE	$0.0875	$0.0875

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544

CLIFFS NATURAL RESOURCES INC. AND SUBSIDIARIES

STATEMENTS OF CONDENSED CONSOLIDATED FINANCIAL POSITION

	(In Millions)
	March 31, 2009	December 31, 2008
	(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$97.3	$179.0
Accounts receivable	79.6	68.5
Inventories	328.9	265.4
Supplies and other inventories	94.1	101.2
Derivative assets	30.2	76.9
Other current assets	162.4	170.7

TOTAL CURRENT ASSETS	792.5	861.7
PROPERTY, PLANT AND EQUIPMENT, NET	2,382.4	2,456.1
OTHER ASSETS
Investments in ventures	317.4	305.3
Intangible assets, net	107.4	109.6
Deferred income taxes	251.2	251.2
Other non-current assets	174.9	127.2

TOTAL OTHER ASSETS	850.9	793.3

TOTAL ASSETS	$4,025.8	$4,111.1

LIABILITIES
CURRENT LIABILITIES
Accounts payable	$159.8	$201.0
Accrued expenses	146.3	145.0
Taxes payable	131.2	144.8
Derivative liabilities	142.7	194.3
Deferred revenue	129.3	86.8
Other current liabilities	71.3	73.0

TOTAL CURRENT LIABILITIES	780.6	844.9
POSTEMPLOYMENT BENEFIT LIABILITIES	435.6	448.0
SENIOR NOTES	325.0	325.0
TERM LOAN	200.0	200.0
BELOW-MARKET SALES CONTRACTS	183.6	183.6
OTHER LIABILITIES	357.0	355.6

TOTAL LIABILITIES	2,281.8	2,357.1
3.25% REDEEMABLE CUMULATIVE CONVERTIBLE PERPETUAL PREFERRED STOCK	—	0.2

EQUITY
CLIFFS’ SHAREHOLDERS’ EQUITY	1,737.6	1,750.5
NONCONTROLLING INTEREST	6.4	3.3

TOTAL EQUITY	1,744.0	1,753.8

TOTAL LIABILITIES AND EQUITY	$4,025.8	$4,111.1

# # #

CLIFFS NATURAL RESOURCES INC. • 200 PUBLIC SQUARE • SUITE 3300 • CLEVELAND, OH 44114-2544